Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into on February 28, 2011, but is effective as of November 10, 2010 (“Effective Date”), between Flotek Industries, Inc., a Delaware corporation (the “Company”), and Johnna Kokenge (“Employee”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ and continue to employ Employee, and Employee shall be employed and continue to be employed with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the Termination Date, as defined in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) Employee shall initially serve as Vice President and Chief Accounting Officer of the Company and shall be responsible for such duties as are normally performed by a Chief Accounting Officer in companies similarly situated with the Company, and such other duties, consistent with the duties customarily performed by a Chief Accounting Officer as may be reasonably prescribed by the Board of Directors of the Company or the President or Chief Executive Officer of the Company. The Employee shall report directly to the President of the Company.

(b) Employee shall devote her reasonable best efforts and her full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company.

3. Make-Up Payment, Base Salary and Benefits.

(a) Employee has been paid a one-time payment of $16,250 as additional compensation for the period from August 1, 2010 through November 9, 2010.

(b) Employee’s annual base salary for the Employment Period shall be $215,000 (the “Base Salary”). The Base Salary shall be payable in approximately equal installments in accordance with the Company’s general payroll practices and shall be subject to required withholding. During the Employment Period, Employee shall be entitled to participate in all of the Company’s employee benefit programs for which employees of the Company are generally eligible, at a level commensurate with Employee’s position in the Company.

(c) Pursuant to that certain Restricted Stock Agreement between the Company and Employee dated November 10, 2010 (the “RSA”), Employee has been issued 100,000 shares of the common stock of the Company (the “Shares”) pursuant to the 2010 Long-Term Incentive Plan of the Company (the “2010 Plan”), subject to the vesting provisions set forth in the RSA.

(d) Employee shall be entitled to annual bonuses in accordance with the Management Incentive Plan of the Company, with a “Target Bonus” for purposes of such plan of 50% of Base Salary (a “Target Bonus”) for each of calendar year 2010 and 2011.

(e) The Company shall reimburse Employee for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company’s policies in effect from time to time for its employees with respect to travel, entertainment and other business expenses, subject to the Company’s requirements for its employees with respect to reporting and documentation of such expenses pursuant to applicable Treasury Regulations.

(f) In addition to the Base Salary, Employee will be eligible to receive raises, bonuses and cash and/or equity incentive compensation to the extent approved from time to time by the Board of Directors of the Company, in its discretion.

(g) Employee shall be eligible for vacations as permitted under Company’s policies in effect from time to time, with a minimum of four weeks of vacation during each year in the Employment Period.

4. Term and Termination.

(a) The Employment Period shall continue until terminated upon the earlier of (i) December 31, 2012 (the “Expiration Date”), (ii) Employee’s resignation with or without Good Reason or Employee’s death or Disability, or (iii) the termination of the Employment Period by the Company with or without Cause. The date on which Employee’s employment with the Company terminates is referred to herein as the “Termination Date.” On each Expiration Date, the Expiration Date shall be deemed to have been amended and extended to December 31st of the following year, unless at least six months prior to the Expiration Date on which such amendment and extension is deemed to have occurred either party hereto provides written notice to the other party hereto that she or it has elected (with or without any reason or cause) for the Expiration Date to not to be so amended and extended.

(b) Employee’s employment with the Company will be “at will,” meaning that either Employee or the Company may terminate Employee’s employment at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Employee are superseded by this Agreement. However, depending on the reason for such termination, Employee may be eligible for a severance package on the terms and conditions set forth below.

5. Severance. In no way limiting the Company’s policy of employment at will:

(a) If Employee’s employment with the Company is terminated by the Company without Cause (but not in connection with a Change of Control which is subject to Section 5(b)) or by Employee with Good Reason prior to the Expiration Date, and provided that within sixty (60) days following the termination of Employee’s employment with the Company Employee signs and delivers to the Company a Confidential Severance and Release Agreement in

substantially the same form as that attached hereto as Exhibit A (the “Release Agreement”) (the effective date of the Release Agreement is referred to herein as the “Release Date”), Employee shall be entitled to receive:

(i)	Severance compensation equal to 75% of the sum of her annual Base Salary and Target Bonus in effect for the year in which the Termination Date occurs, payable in nine monthly installments equal to one-ninth of such severance compensation, subject to required withholding, payable at the end of each of the next nine full calendar months following the first full calendar month following the Release Date;

(ii)	Coverage at Company expense under the employee health insurance plan of the Company for the period of eight months following the Release Date, or, if less, the maximum time period permitted under COBRA.

(b) If within 3 months before or six months after a Change of Control Employee’s employment with the Company is terminated (i) by the Company without Cause or (ii) by Employee for any reason, Employee shall be entitled to receive severance compensation equal to the greater of (A) the sum of her annual Base Salary and Target Bonus in effect for the year in which the Termination Date occurs or (B) the sum of her annual Base Salary and Target Bonus in effect for the year in which the Termination Date occurs, annualized over the period from the Termination Date until the Expiration Date, which shall be payable immediately upon such termination. “Change of Control” shall have the meaning given to such term in the 2010 Plan and shall also mean John Chisholm no longer serving as President of the Company.

(c) If Employee’s employment with the Company is terminated for Cause or death or Disability, or Employee resigns without Good Reason, Employee shall be entitled to receive only: (i) Employee’s Base Salary earned and payable through the Termination Date; (ii) any accrued but unused vacation/time off to the extent required under applicable law; (iii) reimbursement for all incurred but unreimbursed expenses to the extent Employee is entitled to be reimbursed; and (iv) any other earned but unpaid compensation, if applicable, as of the Termination Date.

(d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean (i) Employee’s continued failure to substantially perform one or more of Employee’s essential duties and obligations to the Company (other than any such failure resulting from a Disability) which, to the extent such failure is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company; (ii) Employee’s refusal or failure to comply with the reasonable and legal directives of the Board of Directors after written notice from the Board describing Employee’s failure to comply and, if such failure is remediable, Employee’s failure to remedy same within 30 days of receiving written notice; (iii) any act of personal dishonesty, fraud or misrepresentation taken by Employee which was intended to result in substantial gain or personal enrichment of the Employee at the expense of the Company; (iv) Employee’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (v) Employee’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to be materially injurious to the Company; (vi) Employee’s abuse of drugs, other narcotics or alcohol where such abuse (whenever occurring) impacts on Employee’s working day, (vii) Employee’s breach of any of her material obligations under any written agreement with the Company (including without limitation this Agreement and any proprietary information and inventions assignment agreement with the Company) which, to the extent such failure is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company; or (viii) Employee’s violation of a material written policy of the Company which, to the extent such failure is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company.

“Disability” shall have the meaning assigned to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

“Good Reason” shall exist upon the occurrence of one of the following Company actions (unless Employee consents in writing to such action(s)): (i) a reduction of the Employee’s salary or a material reduction in employee benefits to which the Employee was entitled immediately prior to such reduction, (ii) a material reduction in the duties, authority or responsibilities relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location; or (iv) a change without the consent of the Employee of the status of the Employee as a person who reports directly to the President or Chief Executive Officer of the Company; provided, however, that (A) Employee must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of her intent to terminate employment based on such action(s) and (B) the Company will have 30 days from the date that such written notice is provided by Employee to cure such action(s).

(e) Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of the commencement of any payments or benefits (or portions thereof) otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the payment of any such payments or benefits (or portions thereof) hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) to the extent and amount necessary to comply with Section 409A of the Code, with such delayed payments to be made in lump sum on the first day of the seventh month following the end of such six month period, and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Employee in good faith regarding the application of this Section 5(e). Notwithstanding any other provision in the Agreement, the Company and Employee will cooperate in good faith to amend or modify the Agreement so that the payments under this Agreement qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the payments under the Agreement shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to payments under the Agreement. For purposes of this Section 5, a termination of employment only occurs if it constitutes a “separation from service” under Section 409A of the Code and the regulations promulgated thereunder. With respect to the payments indentified in Section 5(a)(i)-(ii), each payment, including each separate installment payment identified thereunder, will be considered the right to a series of separate payments.

6. Confidential Information.

(a) Company Information. The Company agrees, in consideration for Employee’s agreement to the various terms of this Agreement, to provide Employee with Confidential Information (as defined below) belonging to the Company. Employee agrees at all times, during the term of employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company or in connection with Employee’s responsibilities under her employment, or to disclose to any person, firm, corporation or other entity without written authorization of an officer of the Company any Confidential Information of the Company. Employee further agrees not to make copies of such Confidential Information except as authorized in writing by the Company or required for the performance of Employee’s responsibilities under her employment. Any such copies made pursuant to the preceding sentence shall be available to, and shall remain the sole property of, the Company at all times. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) technology, hardware, proprietary computer programs and code (in object code and source code format), (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) customer, licensee and supplier lists and any other information about the Company’s relationships with others, (viii) historical financial information and financial projections, (ix) network and system architecture, (x) all other formulae, patterns, devices or compilations, concepts, ideas, materials and information prepared or performed for or by the Company, (xi) all information related to the business plan, business, products, purchases or sales of the Company or any of its suppliers and customers, (xii) software or applications of software, developments, inventions, models, samples, flowcharts, statistical data and compilations, (xiii) computer programs, disks, diskettes, tapes, and (xiv) all other proprietary information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation, or created by Employee during the period of her employment, using Company time and/or materials or equipment. Employee understands that Confidential Information includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company, or proprietary information of the Company or its customers or suppliers or other third parties with which it has business relationships, whether of a technical or financial nature, or otherwise. Employee further understands that Confidential Information does not include any of the foregoing items which are publicly available or which become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. Employee represents and warrants that Employee’s performance of this Agreement has not breached, and will not breach, any agreement or trust relationship between himself and any former, concurrent, or subsequent employer or other third party (collectively, “Other Party”), including, without limitation, any agreement with respect to such Other Party’s inventions, unpublished documents or confidential or proprietary information. Employee agrees that Employee will not disclose to the Company, bring on the Company’s premises, or induce the Company to use any Other Party’s inventions, unpublished documents or confidential or proprietary information without such Other Party’s prior written consent, a copy of which Employee also shall provide to the Company.

(c) Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the terms of this Agreement.

7. Conflicting Employment. Employee agrees that, during the Employment Period, Employee will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the Employment Period, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.

8. Returning Company Documents. Employee agrees that, at the time of termination of Employee’s employment with the Company, Employee will deliver to the Company (and will not keep in Employee’s possession, copy, reproduce, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns. Employee further agrees that any property situated on the Company’s premises or on the Company’s computers or servers, including disks and other storage media, email, and filing cabinets and other work areas, is subject to inspection by Company personnel at any time with or without notice.

9. Notification of New Employer. Upon termination of Employee’s employment with the Company, Employee hereby grants consent to notification by the Company to Employee’s new employer, or any other party with which Employee may enter into a new contractual relationship providing for the provision of Employee’s services, solely of Employee’s confidentiality obligations under Section 6 of this Agreement.

10. Certain Covenants.

(a) Solicitation of Employees, Consultants and Customers. In consideration of the Company’s obligations under this Agreement and the other consideration recited above, including but not limited to the Company’s obligations pursuant to Section 5, Employee agrees that, during the Employment Period and for a period of twelve months immediately following the Termination Date (“Restricted Period”), Employee shall not, either directly or indirectly, either alone or in concert with others, solicit, induce, recruit, encourage or entice, or attempt to solicit, induce, recruit, encourage or entice, any employee of or consultant to the Company to leave the Company or work for anyone in the businesses in which the Company and its affiliates are engaged at any time during the one-year period ending on the Termination Date.

(b) Severability. If at any time the provisions of this Section 10 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall be immediately amended to only such area, duration or scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by a nationally recognized overnight delivery service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

Johnna Kokenge

142 Vieux Carre Drive

Houston, Texas 77009

Notices to the Company:

Flotek Industries, Inc.

2930 W. Sam Houston Pkwy. N., Suite 300

Houston, TX 77043

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or, if sent by first class mail, three (3) days after so mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. Except with respect to any proprietary information and inventions assignment agreement between the Company and the Employee, this Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign her rights or delegate her obligations hereunder without the prior written consent of the Company except by operation of law to Employee’s estate upon the death of Employee.

16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

17. Consent to Personal Jurisdiction. Subject to terms and conditions of Section 18, any suit, action or other proceeding arising out of or based upon this Agreement shall be brought in the federal and state courts located within Harris County, Texas.

18. Arbitration and Equitable Remedies.

(a) Arbitration. Except as provided in Section (b) below, Employee agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall pay the costs and expenses (other than attorneys fees) of such arbitration, and the substantially prevailing party shall be entitled to an award of attorneys fees.

(b) Equitable Remedies. Each of the Company and Employee agree that disputes relating to or arising out of a breach of the covenants contained in Sections 6 through 10 of this Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, if either party claims that the other party has breached any covenant contained in Sections 6 through 10 of this Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date indicated above.

FLOTEK INDUSTRIES, INC.

By:	/s/ John Chisholm
Name: John Chisholm
Title: President

/s/ Johnna Kokenge
Johnna Kokenge

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

EXHIBIT A

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is entered into on [date], by and between [name] (the “Employee”) and Flotek Industries, Inc. (the “Company”).

WHEREAS, Employee was employed by Company as a [position];

WHEREAS, Employee’s employment has terminated effective [date];

WHEREAS, the Company has offered to provide Employee with the a severance package to facilitate her transition from the Company as provided in Section 5 of the Employment Agreement dated effective as of February, 2011 (the “Employment Agreement”), by and between Employee and Company, contingent on the execution delivery and effectiveness of this Agreement (the “Severance”); and

WHEREAS, Employee has agreed to release the Company from any claims arising from or related to Employee’s employment relationship with the Company.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (jointly referred to as the “Parties”) hereby agree as follows:

1. Termination. Employee’s employment with the Company will terminate on [date] (the “Termination Date”).

2. Consideration. The Company agrees to pay Employee the Severance, less applicable payroll deductions. Provided Employee complies with her obligations pursuant to Section 7 below, Company shall pay the severance amount in accordance with the Company’s general payroll practices as provided in the Employment Agreement, subject to required withholding. Employee acknowledges that in the absence of this Agreement, she would not be entitled to this payment.

3. Release by Employee. Employee, on behalf of herself and her respective past, present, and future representatives, attorneys, agents, heirs, successors and assigns, hereby releases the Company and its affiliates and their respective past, present, and future employees, directors, officers, representatives, attorneys, agents, heirs, successors and assigns, and each of them (collectively, the “Company Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities, whether or not now known, suspected, or claimed, that Employee may possess against the Company arising from her employment up to, until, and including the Effective Date of this Agreement, other than claims, demands, causes of action, obligations, damages, and liabilities arising from the fraud or gross misconduct of the Company Released Parties (the “Employee Released Claims”) . Without limiting the generality of this release, Employee agrees to waive any and all Employee Released Claims against the Company Released Parties arising from employment with the Company, and covenants not to sue them for any such claims including, but not limited to, those based on state or federal law regarding age, sex (including sexual harassment), religion, handicap, national origin or other discrimination, the Age Discrimination in Employment Act, the Fair Labor Standards Act

(including the Equal Pay Act), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Texas Labor Code, the Texas Administrative Code, any other applicable state or local codes or ordinances, and contract or tort claims, whether such claim be based upon an action filed by Employee or a governmental agency, and any and all claims for attorneys’ fees and/or costs. The Parties agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, to any obligations under the Bylaws of the Company to Employee with regard to indemnification and advancement of expenses to or for the benefit of Employee or to any Company obligations for the payment of any compensation, in any form, to Employee under the Employment Agreement.

4. Unknown Claims. Employee expressly acknowledges that this Agreement resolves and releases all legal claims she may have against Company as of the date of this Agreement arising from her employment with the Company, including claims of which she may not be aware.

5. Suit by Company. If the Company institutes or is a party to any legal proceeding against Employee subsequent to the date of this Agreement pursuant to which the Company seeks to recover any damages or other amounts from Employee, then upon the written election of Employee the terms of this Release shall be considered to have no force or effect ab initio.

6. Non-Admission. The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law.

7. Returning Company Property. Employee agrees to deliver to the Company on or before [date], and not to keep in her possession, recreate, or deliver to anyone else, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property provided to Employee by the Company, developed by Employee pursuant to her employment with the Company, or otherwise belonging to the Company.

8. Restrictions. Employee understands that, following the termination of her employment with Company, she must still comply with the terms of the Employment Agreement which includes a one-year non-solicitation agreement following the termination of her employment, and provisions relating to the Confidential Information of the Company (as such term is defined in the Employment Agreement).

9. Non-Disparagement. The Parties agree to refrain from any defamation, libel, or slander of the other or any of the Released Parties or tortious interference with the contracts and relationships of the other Party or any of the Released Parties. The Parties further agree that each will not act in any manner that might damage the business or reputation of the other Party or any of the Released Parties. The Company agrees to respond to any request for information regarding Employee by providing only neutral information, such as Employee’s dates of employment and position held.

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10. No Cooperation. Employee agrees that she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder, or attorney of the Company and/or any other of the Released Parties, unless under a subpoena or other court order to do so.

11. Attorneys’ Fees. If either Employee or the Company (including any of the Released Parties) brings an action against the other Party, or otherwise seeks to enforce this Agreement, by reason of the breach of any covenant, warranty, representation, or condition of this Agreement, or otherwise arising out of this Agreement, whether for declaratory or other relief, the action must be submitted for arbitration to the American Arbitration Association in Houston, Texas. The prevailing party in such arbitration shall be entitled to its costs and attorneys’ fees.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute one and the same instrument.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

14. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with this Agreement.

15. Entire Agreement. This Agreement is the entire agreement and understanding between the Parties on the subject matter covered herein. The Parties further agree that this Agreement may not be altered except in a writing duly executed by all of the Parties. The laws of the State of Texas shall govern this Agreement, excepting its principles of conflicts of law.

16. Effective Date. This Agreement is effective and enforceable immediately following the Parties’ execution of the Agreement.

17. Voluntary Execution of Release Agreement. The Parties enter into this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

a. They have read this Agreement;

b. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice, or have knowingly waived such representation;

c. They know and understand the terms and consequences of this Agreement and of the releases it contains; and

d. They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DATED: [date]	By:
[Company rep]

DATED: [date]	By:
[Employee]

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